SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE

                        SECURITIES EXCHANGE ACT OF 1934


      Date of Report (Date of earliest event reported): July 22, 2003

                            Timberland Bancorp, Inc.
               (Exact name of registrant as specified in its charter)

        Washington                  0-23333             91-1863696
---------------------------        ----------         ------------------
State or other jurisdiction        Commission          (I.R.S. Employer
Of incorporation                   File Number         Identification No.)


624 Simpson Avenue, Hoquiam, Washington                        98550
-----------------------------------------                   ------------
(Address of principal executive offices)                     (Zip Code)


     Registrant's telephone number (including area code) (360) 533-4747


                              Not Applicable
                             ----------------
        (Former name or former address, if changed since last report)

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits
--------------------------------------------------------------------------

        (c)    Exhibits

        99.1   Press Release of Timberland Bancorp, Inc. dated July 22, 2003


Item 9. Regulation FD Disclosure
--------------------------------

     On July 22, 2003, Timberland Bancorp, Inc. issued its earnings release for the quarter ended June 30, 2003. A copy of the earnings release is attached hereto as Exhibit 99.1, which is incorporated herein by reference.

     The information being furnished under this "Item 9. Regulation FD Disclosure" is intended to be furnished under "Item 12. Disclosure of Results of Operations and Financial Condition."

                                   SIGNATURES
                                   ----------


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

                                    TIMBERLAND BANCORP,INC.



DATE:  July 23, 2003                By: /s/ Dean J. Brydon
                                       -------------------------
                                       Dean J. Brydon
                                       Chief Financial Officer

                                   Exhibit 99.1

=============================================================================
                 PRESS RELEASE: FOR IMMEDIATE PUBLICATION
                 ----------------------------------------
            For further information contact:  Clarence Hamre, CEO
                                              Michael Sand, President
                                              Dean Brydon, CFO
                                              At (360) 533-4747

=============================================================================



          Timberland Bancorp, Inc. Announces Third Quarter Earnings

        Technology investment expense reduces income by $0.04 per share

HOQUIAM, Wash.   July 22, 2003   Timberland Bancorp, Inc. (Nasdaq: TSBK),
("Company") the holding company for Timberland Bank, ("Bank"), today reported net income of $1.54 million, or $0.38 per diluted share, for the quarter ended June 30, 2003. This compares to $0.45 per diluted share that the Company earned for the quarter ended June 30, 2002. The lower earnings for the current quarter are primarily due to increased non-interest expenses resulting from technology improvement expenses and increased employee costs. The increased non-interest expenses were, however, partially offset by increased non-interest income.

President Michael Sand noted that, "The planned technology improvements announced previously are in process and on schedule. The conversion to the Kirchman Bankway core processing system from our current in-house supported system will occur in August of this year. In addition to the core processing system, Timberland is also changing its Internet banking provider, its ATM service provider and its loan platform system. We believe that these changes will enhance customer service, streamline our loan processing system, and allow us to offer more products to our commercial and retail customers." The Company incurred expenses of $252,000 ($166,000 net of income tax) related to the technology upgrades and conversion process during the current quarter. This expense reduced earnings by approximately $0.04 per share for the June
30, 2003 quarter.    It is estimated that additional expenses related to the
technology initiatives and conversion process will also reduce earnings for the September 30, 2003 quarter by approximately $0.05 per share.

Loan volumes and mortgage banking activity remained strong during the current quarter as the Bank originated loans totaling $75.1 million and sold $25.7 million in fixed rate loans. During this low interest rate cycle the Bank has continued to sell a majority of its fixed rate mortgage loans secured by residential properties. The Bank also saw an increase in construction loan demand during the current quarter as the construction loan portfolio increased 23% to $91.9 million at June 30, 2003 from $74.7 million at March 31, 2003.

The Company also reported asset quality improvements as the non-performing asset ("NPA") ratio was reduced to 0.77% at June 30, 2003 from 0.99% at March
31, 2003.   This represents the lowest NPA level that the Company has reported since going public in 1998. As a result of the improved asset quality, the Company was able to reduce its provision for loan losses to $66,000 for the current quarter from $200,000 for the quarter ended June 30, 2002.

Increased non-interest income helped offset a portion of the increased non-interest expenses. Non-interest income increased 39% to $1.65 million for the current quarter from $1.19 million for the quarter ended June 30, 2002, primarily due to strong mortgage banking activity, increased gains on security sales, and income from the Bank Owned Life Insurance ("BOLI") program.

The Company experienced margin compression in the declining rate environment as net interest income decreased 3.7% to $4.60 million for the current quarter from $4.8 million for the quarter ended June 30, 2002. The decrease was primarily due to the Company's interest earning assets repricing downward at a greater rate than the Company's funding sources and a shift in the makeup of total earning assets. The Company's net interest margin reflected this compression as it decreased to 4.51% for the current quarter from 4.93% for the quarter ended June 30, 2002. The Company remains asset sensitive and is positioned to benefit from increasing interest rates.

Branch Expansion Update
The Bank's 15th full-service office will be located in downtown Olympia (Thurston County) and is scheduled to open in mid to late August 2003. This office will be Timberland's fourth Thurston County location and will serve as the headquarters for the Bank's Commercial Lending and Business Banking Divisions. This downtown Olympia site is centrally located and will provide a good strategic location as the Company continues to expand its commercial banking initiatives. Commercial real estate, commercial business, and commercial construction loans now comprise 33% of the Bank's loan portfolio.

The Bank also announced plans in May to expand to Gig Harbor (Pierce County). Plans are to open a branch in the Gig Harbor area within the next 6 months. Richard Pifer of Gig Harbor has been named Vice President and branch manager. He is a 12-year resident of Gig Harbor and has over 23 years of banking experience, most recently with Key Bank. "We've been interested in entering the Gig Harbor market for some time. With Richard Pifer, we have an individual with the experience and abilities necessary to compete effectively in that market." stated CEO Clarence Hamre.

Disclaimer
This report contains certain "forward-looking statements." The Company desires to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and is including this statement for the express purpose of availing itself of the protection of such safe harbor with forward looking statements. These forward-looking statements may describe future plans or strategies and include the Company's expectations of future financial results. Forward-looking statements are subject to a number of risks and uncertainties that might cause actual results to differ materially from stated objectives. These risk factors include but are not limited to the effect of interest rate changes, competition in the financial services market for both deposits and loans as well as regional and general economic conditions. The words "believe," "expect," "anticipate," "estimate," "project," and similar expressions identify forward-looking statements. The Company's ability to predict results or the effect of future plans or strategies is inherently uncertain and undue reliance should not be placed on such statements.

                     TIMBERLAND BANCORP, INC. AND SUBSIDIARIES
                         CONSOLIDATED INCOME STATEMENT
            For the three and nine months ended June 30, 2003 and 2002
                  (Dollars in thousands, except per share data)
                                 (Unaudited)


                       Three Months Ended June 30,  Nine Months Ended June 30,
                            2003        2002             2003         2002
                          --------------------         --------------------
Interest and Dividend
 Income
Loans receivable          $ 6,203      $ 6,771         $19,165      $21,017
Investments and mortgage-
 backed securities            209          317             697        1,132
Dividends from investments    259          258             805          592
Interest bearing deposits
 in banks                     103           60             308          123
                          --------------------         --------------------
   Total interest and
    dividend income         6,774        7,406          20,975       22,864
Interest Expense
Deposits                    1,338        1,793           4,361        5,768
Federal Home Loan
 Bank advances                840          842           2,521        2,523
                          --------------------         --------------------
   Total interest expense   2,178        2,635           6,882        8,291
                          --------------------         --------------------
   Net interest income      4,596        4,771          14,093       14,573
Provision for Loan Losses      66          200             347          792
                          --------------------         --------------------
   Net interest income
    after provision for
    for loan losses         4,530        4,571          13,746       13,781
Non-Interest Income
Service charges on deposits   531          516           1,522        1,299
Gain on sale of loans, net    364          251           1,187          751
Gain (loss) on sale of
 securities                   135            1             135          (15)
BOLI net earnings             131          - -             400          - -
Escrow fees                    70           57             205          202
Servicing income on
 loans sold                    50           57             245          307
ATM transaction fees          213          168             588          439
Other                         154          139             511          414
                          --------------------         --------------------
   Total non-interest
    income                  1,648        1,189           4,793        3,397
Non-interest Expense
Salaries and employee
 benefits                   2,068        1,729           6,110        5,161
Premises and equipment        580          355           1,313        1,043
Advertising                   170          169             550          601
Loss from real estate
 operations and write-downs    68           45             141          104
ATM expenses                  169          130             470          355
Other                         888          710           2,384        2,126
                          --------------------         --------------------
   Total non-interest
    expense                 3,943        3,138          10,968        9,390

Income before federal
 income taxes               2,235        2,622           7,571        7,788
Federal Income Taxes          694          825           2,372        2,655
                          --------------------         --------------------
   Net Income             $ 1,541      $ 1,797         $ 5,199      $ 5,133
Earnings Per Common Share:
   Basic                  $  0.41      $  0.46         $  1.36      $  1.31
   Diluted                $  0.38      $  0.45         $  1.30      $  1.27
Weighted average shares
 outstanding:
   Basic                3,783,219    3,875,211       3,820,142    3,928,653
   Diluted              4,012,736    4,037,034       4,008,623    4,052,061

                     TIMBERLAND BANCORP, INC. AND SUBSIDIARIES
                            SUMMARY BALANCE SHEETS
                      June 30, 2003 and September 30, 2002
                            (Dollars in thousands)
                                 (unaudited)


                                              June 30,     September 30,
                                                 2003              2002
                                              -------------------------

ASSETS
Cash and due from financial institutions      $ 11,009         $ 10,580
Interest bearing deposits in banks              39,617           25,493
Investments and mortgage-backed securities
 held to maturity                                  383              - -
Investments and mortgage-backed securities
 available for sale                             48,373           41,582
Federal Home Loan Bank stock                     5,383            5,139

Loans receivable                               313,346          322,997
Loans held for sale                              1,389            3,161
Less:  Allowance for loan losses                (3,938)          (3,630)
                                              -------------------------
   Total loans                                 310,797          322,528

Accrued interest receivable                      1,455            1,604
Premises and equipment                          13,049           11,664
Real estate owned                                1,247              680
Bank owned life insurance ("BOLI")              10,437           10,036
Other assets                                     2,403            1,748
                                              -------------------------
   TOTAL ASSETS                               $444,153         $431,054
                                              =========================

LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES
Deposits                                      $302,934         $292,316
Federal Home Loan Bank advances                 61,644           61,759
Other liabilities and accrued expenses           2,249            2,583
                                              -------------------------
   TOTAL LIABILITIES                           366,827          356,658
                                              -------------------------

SHAREHOLDERS' EQUITY
Common stock - $.01 par value; 50,000,000
 shares authorized; June 30, 2003 - 4,273,917
 shares issued, 3,789,477 shares outstanding
 September 30, 2002 - 4,340,976 shares issued,
 3,856,536 shares outstanding (Unallocated
 ESOP shares and unvested MRDP shares are
 not considered outstanding)                        43               43
Additional paid in capital                      34,491           35,857
Unearned shares - Employee Stock Ownership
 Plan                                           (5,023)          (5,419)
Unearned shares   Management Recognition &
 Development Plan                               (1,343)          (1,826)
Retained earnings                               48,859           45,210
Accumulated other comprehensive income             299              531
                                              -------------------------
   TOTAL SHAREHOLDERS' EQUITY                   77,326           74,396
                                              -------------------------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY    $444,153         $431,054
                                              =========================

                   TIMBERLAND BANCORP, INC. AND SUBSIDIARIES
                        KEY FINANCIAL RATIOS AND DATA
                 (Dollars in thousands, except per share data)


                     Three Months Ended June 30,   Nine Months Ended June 30,
                         2003         2002             2003         2002
                     ---------------------------   --------------------------
PERFORMANCE RATIOS:
Return on average
 assets (1)              1.41%        1.78%            1.60%        1.75%
Return on average
 equity (1)              7.91%        9.78%            9.08%        9.44%
Net interest margin (1)  4.51%        4.93%            4.65%        5.18%
Efficiency ratio        63.15%       52.65%           58.07%       52.25%


                                        June 30,       September 30,
                                           2003                2002
                                        -------        ------------
ASSET QUALITY RATIOS:
Non-performing loans                    $ 2,186           $ 3,741
REO & other repossessed assets            1,247               680
Total non-performing assets               3,433             4,421
Non-performing assets to total assets      0.77%             1.03%
Allowance for loan losses to
 non-performing loans                    180.15%            97.03%

Book Value Per Share (2)                $ 18.09           $ 17.14
Book Value Per Share (3)                $ 19.63           $ 18.69

-----------------
(1)  Annualized
(2)  Calculation includes ESOP shares not committed to be released
(3)  Calculation excludes ESOP shares not committed to be released


                     Three Months Ended June 30,   Nine Months Ended June 30,
                          2003         2002             2003         2002
                     ---------------------------   --------------------------

AVERAGE BALANCE SHEET:
Average Total Loans     $314,764     $323,438         $318,478     $322,037
Average Total Interest
 Earning Assets          407,287      387,003          404,313      375,126
Average Total Assets     437,819      404,018          434,164      391,662
Average Total Interest
 Bearing Deposits        270,562      246,258          269,704      233,944
Average FHLB Advances     61,695       61,839           61,736       63,816
Average Shareholders'
 Equity                   77,949       73,526           76,337       72,510

Comparison of Financial Condition at June 30, 2003 and September 30, 2002

Total Assets: Total assets increased to $444.2 million at June 30, 2003 from $431.1 million at September 30, 2002. This change is reflected primarily in a $21.3 million increase in investments and interest bearing deposits in banks, which is partially offset by a $11.7 million decrease in total loans.

Investments and Interest Bearing Deposits in Banks: Investments and interest bearing deposits in banks increased by $21.3 million to $88.4 million at June 30, 2003 from $67.1 million at September 30, 2002. This increase is primarily due to investing proceeds from loan sales, loan prepayments, and increased customer deposits.

Loans: Net loans receivable, including loans held-for-sale, decreased to $310.8 million at June 30, 2003 from $322.5 at September 30, 2002, primarily reflected in a $16.6 million decrease in the Bank's one-to-four family mortgage loan portfolio. The portfolio decrease was primarily due to loan prepayments, as a result of the historically low home mortgage rates, and the sale of a majority of the one-to-four family mortgages generated during the period. During the nine months ended June 30, 2003, the Bank originated loans of $184.4 million and sold $88.0 million in fixed rate one-to-four family mortgage loans. Management elected to sell a majority of the fixed rate residential loans originated instead of adding them to the Bank's portfolio due to the low rate environment.

Deposits: Deposits increased by $10.6 million to $302.9 million at June 30, 2003 from $292.3 million at September 30, 2002, primarily due to a $9.0 million increase in the Bank's passbook savings accounts, a $7.7 million increase in N.O.W. checking accounts and a $4.2 million increase in non-interest bearing accounts. These increases are partially offset by a $6.2 million decrease in money market accounts and a $4.1 million decrease in certificate of deposit accounts.

Shareholders' Equity: Total shareholders' equity increased by $2.9 million to $77.3 million at June 30, 2003 from $74.4 million at September 30, 2002. The components of shareholders' equity were primarily affected by net income of $5.2 million, the repurchase of 122,259 shares of the Company's stock for $2.3 million and the payment of $1.5 million in dividends to shareholders. Also affecting shareholders' equity was a $664,000 increase to additional paid in capital from the exercise of stock options, and decreases of $483,000 and $396,000 in the equity components related to unearned shares issued to the Management Recognition and Development Plan and Employee Stock Ownership Plans, respectively.

On February 14, 2003 the Company announced a plan to repurchase 380,028 shares of the Company's stock. This marked the Company's eleventh stock repurchase plan. As of June 30, 2003, the Company had purchased 46,000 of these shares and cumulatively had repurchased 2,644,563 (40.0%) of the 6,612,500 shares that were issued when the Company went public in January 1998.

Comparison of Operating Results for the Three and Nine Months Ended June 30, 2003 and 2002


Net Income: Net income for the quarter ended June 30, 2003 was $1.54 million, or $0.38 per diluted share ($0.41 per basic share) compared to $1.80 million, or $0.45 per diluted share ($0.46 per basic share) for the quarter ended June 30, 2002. The lower earnings for the current quarter were primarily a result of increased non-interest expenses related to technology improvements and
higher employee costs resulting from a larger employee base.   The increase in
non-interest expenses was, however, partially offset by increased non-interest income from loan sales, security sales, and BOLI income.

Net income for the nine months ended June 30, 2003 was $5.20 million, or $1.30 per diluted share ($1.36 per basic share) compared to $5.13 million, or $1.27 per diluted share ($1.31 per basic share) for the nine months ended June 30, 2002.

Net Interest Income: Net interest income decreased $175,000 to $4.60 million for the quarter ended June 30, 2003 from $4.77 million for the quarter ended
June 30, 2002.   Total interest income decreased $632,000 to $6.77 million for the quarter ended June 30, 2003 from $7.41 million for the quarter ended June 30, 2002, primarily due to a reduction in average yields on earning assets. The yield on earning assets was 6.65% for the quarter ended June 30, 2003 compared to 7.65% for the quarter ended June 30, 2002. In addition to overall lower market rates, the yield was also impacted by a shift in the makeup of total earning assets. In 2002, loans, the Company's highest yielding class of assets, comprised 83.6% of average earning assets. In 2003, loans were 77.3% of average earning assets. This change was largely influenced by the decision to sell many of the loans originated in the current periods. That had the effect of increasing the gain on loans sold, at the expense of interest income. The impact of lower average yields was, however, partially offset by increased levels of average earning assets. Total interest expense decreased $457,000 to $2.18 million for the quarter ended June 30, 2003 from $2.64 million for the quarter ended June 30, 2002. The average cost of funds for each of the Bank's deposit account types for the current quarter was lower than a year ago. The overall cost of funds decreased to 2.62% for the quarter ended June 30, 2003 from 3.42% for the quarter ended June 30, 2002. As a result of these changes, the net interest margin decreased to 4.51% for the quarter ended June 30, 2003 from 4.93% for the quarter ended June 30, 2002.

Net interest income decreased $480,000 to $14.09 million for the nine months ended June 30, 2003 from $14.57 million for the nine months ended June 30,
2002.   Total interest income decreased $1.89 million to $20.98 million for the nine months ended June 30, 2003 from $22.86 million for the nine months ended June 30, 2002, primarily due to a reduction in average yields on earning assets. The yield on earning assets was 6.92% for the nine months ended June 30, 2003 compared to 8.13% for the nine months ended June 30, 2002. The impact of lower average yields was, however, partially offset by increased levels of average earning assets. Total interest expense decreased $1.41 million to $6.88 million for the nine months ended June 30, 2003 from $8.29 million for the nine months ended June 30, 2002. The average cost of funds for each of the Bank's deposit account types for the current period was lower than a year ago. The overall cost of funds decreased to 2.77% for the nine months ended June 30, 2003 from 3.71% for the nine months ended June 30, 2002. As a result of these changes, the net interest margin decreased to 4.65% for the nine months ended June 30, 2003 from 5.18% for the nine months ended June 30, 2002.

Provision for Loan Losses: The Company's non-performing asset ("NPA") ratio decreased to 0.77% at June 30, 2003 from 1.31% at June 30, 2002. The provision for loan losses decreased to $66,000 for the three months ended June
30, 2003 from $200,000 for the three months ended June 30, 2002.   Management
deemed the allowance for loan losses of $3.94 million at June 30, 2003 (1.26% of loans receivable and 180.2% of non-performing loans) adequate to provide for probable losses based on an evaluation of known and inherent risks in the loan portfolio at that date. The allowance for loan losses was $3.46 million (1.08% of loans receivable and 77.0% of non-performing loans) at June 30, 2002. The increase in the level of the allowance for loan losses primarily resulted from a slight change in the mix of the loan portfolio. The Company had a net recovery of $3,000 for the current quarter compared to a net charge-off of $186,000 in the same quarter of 2002. For the nine months ended June 30, 2003 and 2002, net charge-offs were $40,000 and $378,000, respectively.

Non-interest Income: Total non-interest income increased $459,000 to $1.65 million for the quarter ended June 30, 2003 from $1.19 million for the quarter ended June 30, 2002, primarily due to a $134,000 increase in gain on sale of securities, the recognition of $131,000 in BOLI income, and a $113,000
increase in gain on sale of loans.   The gain on sale of securities was the
result of the sale of a $1.9 million mortgaged backed security. The increased loan sale gains are primarily a result of the Bank selling $25.7 million in fixed-rate one-to-four family loans during the current quarter. During the same period in 2002, the Bank sold $15.5 million in fixed-rate one-to-four family loans.

For the nine months ended June 30, 2003 non-interest income increased $1.39 million to $4.79 million from $3.40 million for the nine months ended June 30, 2002. This increase is primarily due to a $436,000 increase in gain on sale of loans, the recognition of $400,000 in BOLI income, a $223,000 increase in service charges on deposits, a $150,000 increase in security sale gains, and a $149,000 increase in ATM transaction fees.

Non-interest Expense: Total non-interest expense increased by $805,000 to $3.94 million for the three months ended June 30, 2003 from $3.14 million for the three months ended June 30, 2002. This increase is primarily due to a $339,000 increase in salaries and employee benefits and $252,000 in expenses related to the core processing system conversion and related technology improvements. The increase in salaries and employee benefits is primarily a result of adding employees to staff the Silverdale branch, increasing staffing levels in several other departments, and salary increases in October of 2002. The technology conversion related expenses are reflected in the income statement under premises and equipment ($135,000) and other non-interest expenses ($117,000).

For the nine months ended June 30, 2003 non-interest expense increased by $1.58 million to $10.97 million from $9.39 million for the nine months ended June 30, 2002. This increase is primarily due to a $949,000 increase in salaries and employee benefits, technology conversion related expenses of $271,000 and a $115,000 increase in ATM expenses.

                   TIMBERLAND BANCORP, INC. AND SUBSIDIARIES
                         LOANS RECEIVABLE BREAKDOWN
                          (Dollars in thousands)


The following table sets forth the composition of the Company's loan portfolio by type of loan.


                                      At June 30,          At September 30,
                                          2003                  2002
                                   Amount     Percent    Amount     Percent
                                  -------------------    ------------------

Mortgage Loans:
 One-to-four family (1)           $ 96,584      27.21%   $113,144     31.28%
 Multi family                       19,624       5.53      24,135      6.67
 Commercial                         98,406      27.72      97,644     27.00
 Construction and land
  development                       91,920      25.90      80,144     22.16
 Land                               14,743       4.15      15,453      4.27
                                  --------     ------    --------    ------
   Total mortgage loans            321,277      90.51     330,520     91.38
Consumer Loans:
 Home equity and second mortgage    16,577       4.67      13,718      3.79
 Other                               9,024       2.54       8,097      2.24
                                  --------     ------    --------    ------
                                    25,601       7.21      21,815      6.03

Commercial business loans            8,074       2.28       9,365      2.59
                                  --------     ------    --------    ------
   Total loans                     354,952     100.00%    361,700    100.00%

Less:
 Undisbursed portion of loans
  in process                       (37,133)               (32,324)
 Unearned income                    (3,084)                (3,218)
 Allowance for loan losses          (3,938)                (3,630)
   Total loans receivable, net    $310,797               $322,528
                                  ========               ========

------------------
(1)   Includes loans held-for-sale.

                  TIMBERLAND BANCORP, INC. AND SUBSIDIARIES
                              DEPOSIT BREAKDOWN
                            (Dollars in thousands)


The following table sets forth the balances of deposits in the various types of savings accounts offered by the Bank at the dates indicated.


                                          June 30, 2003    September 30, 2002
                                          -------------    ------------------

Non-interest bearing                         $ 27,749            $ 23,585
N.O.W checking                                 49,937              42,222
Passbook savings                               49,283              40,328
Money market accounts                          41,722              47,888
Certificates of deposit under $100,000        108,707             102,052
Certificates of deposit $100,000 and over      25,536              36,241
                                             --------            --------
                   Total deposits            $302,934            $292,316
                                             ========            ========




Timberland Bancorp, Inc. stock trades on the NASDAQ national market under the symbol "TSBK." The Bank owns and operates branches in the state of Washington in Hoquiam, Aberdeen, Ocean Shores, Montesano, Lacey, Puyallup, Edgewood, Auburn, Yelm, Poulsbo, Spanaway (Bethel Station), Tumwater, Tacoma, and Silverdale.

CONTACT:
Timberland Bancorp, Inc.
Clarence Hamre, CEO, Michael Sand, President or Dean Brydon, CFO 360/533-4747